Exhibit 10.43

EMPLOYEE NONCOMPETITION,

NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

November 29, 2010

In consideration and as a condition of my employment by Fleetcor Technologies, Inc. (the “Company”), I, Ronald F. Clarke, hereby agree with the Company as follows:

1.	Employee Covenants.

1.1.	Acknowledgments.

(1) I acknowledge and agree that during the term of my employment with the Company, I will have access to Confidential Information (as defined below) and Trade Secrets (as defined below) and that unauthorized or improper use or disclosure by me of such Confidential Information or Trade Secrets could cause serious and irreparable harm to the Company. I acknowledge that an important part of my duties will be to advance the business of the Company by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing customers of the Company and developing and maintaining the goodwill of the Company associated with its ongoing business, including but not limited to a trade name, trademarks, service marks or trade dues.

(2) I acknowledge and agree that during the term of my employment with the Company, I will in the course of my employment customarily and regularly solicit for the Company customers or prospective customers and perform each of the following duties: (a) have the primary duty of managing the business of the Company, (b) customarily and regularly direct the work of the management employees of the Company, (c) have the authority to hire or fire employees, and (d) by reason of the Company’s investment of time, training, money, trust, exposure to the public, and exposure to customers, vendors, or other business relationships, (i) gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson and (ii) gain a high level of influence or credibility with the Company’s customers, vendors, or other business relationships and be intimately involved in the planning for or direction of the business of the Company.

(3) I acknowledge and agree that my obligations under this Section 1 are reasonable and necessary to protect the legitimate business interests of the Company and that any claim or cause of action by me against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and promises in this Section 1.

(4) I hereby acknowledge and agree that the covenants contained in this paragraph 1 are reasonable as to time, scope and territory given the

Company’s need to protect its legitimate business interests. In the event any covenant or agreement in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(5) I hereby acknowledge and agree that the remedy at law for any breach of the covenants of this Agreement will be inadequate and that in the event of any such breach, the Company will suffer irreparable damage. Accordingly, in addition to all other remedies available, the Company will therefore be entitled to temporary, preliminary, or permanent injunctive relief from a court enjoining said breach or threatened breach without having to post a bond or other security.

1.2.	Non-Compete Agreement.

(1) I agree and covenant that during my employment with the Company and for a period of one (1) year following my Termination Date (which shall be the last day on which I am employed by the Company), I shall not, directly or indirectly, whether through me or through another person or entity, perform the Prohibited Activities (as defined below) in the Territory (as defined below) for or on behalf of myself or any other business entity that competes with the Business of the Company (as defined below).

(2) For purposes of this Agreement, Employee’s “Prohibited Activities” include serving in a managerial or supervisory position.

(3) For purposes of this Agreement, the “Territory” shall be the countries and states listed on Exhibit A to this Agreement.

(4) For purposes of this Agreement, the Business of the Company shall mean the business of providing, issuing or facilitating a network of access cards permitting the purchase of vehicle fuel and/or vehicle-related services, including lodging services, and related payment processing and information services.

1.3.	Non-Solicitation of Clients.

(1) I agree and covenant that during my employment with the Company and for a period of one (1) year following my Termination Date, I shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers, including actively sought prospective customers, with whom I had material contact during my employment for purposes of providing products or services that are competitive with those provided by the Company.

(2) For purposes of this Section 1.3, products or services shall be considered competitive with those provided by the Company if products or services are of the type conducted, authorized, offered or provided by the Company within two (2) years prior to my Termination Date.

(3) For purposes of this Agreement, the term “material contact” shall mean contact between me and each customer or potential customer (1) with whom I dealt on behalf of the Company, (2) whose dealings with the Company were coordinated or supervised by me, or (3) about whom I obtained Confidential Information in the ordinary course of business as a result of my association with the Company.

1.4.	Non-Solicitation of Employees.

(1) I agree and covenant that during the term of my employment by the Company and for a period of one (1) year following my Termination Date, I shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom I had material contact while employed by the Company to leave the employment of the Company.

1.5.	Non-Disclosure of Confidential Information and Trade Secrets.

(1) I agree to and shall hold in confidence all Trade Secrets and all Confidential Information (each as defined below) and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential Information to any person or entity, without the prior written consent of the Company. My obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute a Trade Secret or Confidential Information.

(2) “Confidential Information” means data or other information relating to the business of the Company that is or has been disclosed to me or of which I became aware as a consequence of or through my relationship with the Company and which has value to the Company, and is not generally known to the Company’s competitors, including but not limited to methods of operation, names of customers, price lists, financial information and projections, personnel data, and similar information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(3) “Trade Secrets” means information protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.6. Non-Disparagement. I acknowledge and agree that I shall not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, including, but not limited to, negative references to the Company’s services, policies, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company to the general public and/or the Company’s employees, clients, suppliers, and/or business partners. The Company acknowledges and agrees that it shall direct the current (as of my Termination Date) members of its Board of Directors and current (as of my Termination Date) management not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of Employee, including, but not limited to, negative references to Employee’s services, or take any other action that may disparage Employee to the general public or his future employer, clients, suppliers, and/or business partners.

1.7. Reformation. In the event that any of the covenants in this Section 1.7 are found by a court of competent jurisdiction or arbitrator to be overly broad or otherwise unenforceable as written, the parties request the court to modify or reform any such covenant to allow it to be enforced to the maximum extent permitted by law and to enforce the covenant as so modified or reformed.

1.8. Tolling. In the event the enforceability of any of the restrictive covenants in this Agreement shall be sought or challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and I am not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged protective covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that, to the extent I comply with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

2.	Developments.

2.1. If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development (as defined in Exhibit B hereto) that (a) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (b) results from tasks assigned to me by the Company; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

2.2. I shall, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

(1) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and

(2) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

2.3. If the Company is unable, after reasonable effort, to secure my signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

3.	Employment.

3.1. Term. I understand that, unless earlier terminated in accordance with the terms set forth herein, the term of this Agreement and my employment by the Company hereunder will begin on the date of this Agreement and end on December 31, 2011 (the “Initial Term”). Following the Initial Term, this Agreement may be renewed for successive one-year periods upon the mutual written agreement of both parties to so renew this Agreement. At least sixty (60) days prior to the expiration date of the Initial Term or the expiration date of this Agreement in any yearly period thereafter, the parties shall meet to express their desires to renew, change, amend, or terminate this Agreement, and if no such agreement is reached to renew, change, amend or terminate this Agreement, this Agreement shall automatically renew on the terms hereof, unless notice is provided by the Company to me at least thirty (30) days prior to expiration that the Agreement will not be renewed, in which case the Agreement will not renew and the Company shall pay to me the severance amount set forth in Section 3.4(1). I acknowledge that no severance will be paid to me if I provide the notice of non-renewal.

3.2. Duties and Compensation. During the term of this Agreement, I will be employed by the Company as its Chief Executive Officer and will in that capacity use my best efforts to perform such duties as may from time to time be assigned to me by a majority of the disinterested members of the Board, which duties may from time to time include, without limitation, the direction and oversight of Company operations.

(1) I understand that during the term of my employment by the Company pursuant to this Agreement, I will be paid a gross base salary in an amount to be determined by the Board, which amount will initially be paid to me in bi-weekly installments at an annualized rate of $687,500, with such annual increases, if any, as may be authorized by the Compensation Committee of the Board and approved by a majority of the Board’s disinterested members.

(2) I further understand that I will be entitled to participate on the same basis, and subject to the same rules, regulations and criteria eligibility, as other management employees of the Company in the Company’s standard benefits package generally available to all other officers and employees of the Company.

3.3. Termination. I understand that the Company may terminate my employment and this Agreement at any time during its Initial Term or any subsequent renewal term on thirty (30) days prior written notice and the payment of all sums due hereunder, and I further understand that I may terminate this Agreement and my employment hereunder at any time upon thirty (30) days’ written notice to the Board.

3.4.	Effect of Termination.

(1) By the Company. In the event that the Company terminates this Agreement and my employment hereunder during the Initial Term or during any subsequent renewal term for any reason other than for Cause (as defined below), then I will receive as severance pay, in equal installments over twelve (12) months

(the “Severance Period”), an amount equal to one hundred and fifty percent (150%) of my then current annual base salary plus then accrued and unpaid vacation irrespective of re-employment. If I elect after the termination of this Agreement and my employment to continue health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall make premium payments on my behalf to purchase health insurance coverage under COBRA in an amount equal to its contribution made on my behalf immediately prior to my separation from employment with the Company, until the earlier of (i) the conclusion of the Severance Period or (ii) the date upon which I commence employment with any other employer, and such payments shall be includible in my taxable income. I understand that the Company also will continue my coverage under the Company’s life and disability insurance plans during the Severance Period, if permissible under and subject to the terms, conditions and limitations of the respective plan documents, and the cost of such coverage shall be includible in my taxable income. I will be entitled to no other severance or other compensation or benefit upon termination other than as required by law or expressly provided for herein. A termination for Cause within the meaning of this subsection means the Company’s termination of my employment pursuant to this Agreement for (i) my failure or refusal to render services to the Company in accordance with my obligations under this Agreement, (ii) commission by me of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, (iii) my material breach of any term of this Agreement, (iv) (A) commission by me of any crime or any act of fraud or embezzlement, or (B) the misappropriation by me of any money or other assets or property (tangible or intangible) of the Company, (v) my disregard of or failure to follow the material written rules or policies of the Company, or the commission by me of any other action with the intent to materially damage the Company, (vi) the commission by me of acts which generate material adverse publicity toward the Company, (vii) my commission or conviction of a felony or (viii) my death or my inability due to a disability to perform the essential functions of my job for three (3) consecutive months. If the Company wishes to terminate this agreement and my employment hereunder for Cause pursuant to clause (iv)(B) of the preceding sentence because of a misappropriation of the Company’s assets or property (tangible or intangible) other than money, the Company’s notice of termination shall specify the reasons for termination and shall provide me opportunity to cure such misappropriation, giving rise to such notice, within thirty (30) days of receipt thereof, to the reasonable satisfaction of the Board, including curing any damage suffered by the Company as a result thereof. If the Company terminates this agreement for any reason, it shall pay to me all accrued salary and accrued vacation through the date of termination.

(2) Change in Control. If and only if my employment or this agreement is terminated for Good Reason (as hereinafter defined) during the Initial Term or any subsequent renewal term of this Agreement within twelve (12) months after a Change in Control of the Company (as hereinafter defined) or by the Company for any reason other than Cause within twelve (12) months after a Change in Control of the Company (as defined in the Company’s 2010 Equity

Compensation Plan), then I understand that I will receive the severance benefits provided for in Section 3.4(1) and the Company will further be obligated at my option to purchase upon my request all shares of Company stock owned by me as of January 1, 2010 and all stock options granted to me as of January 1, 2010 at the then fair market value (as determined by the change of control price if cash transaction or as determined by the Board in good faith if stock or non-cash transaction).

(a)	“Good Reason” means that, following a Change in Control and without my written consent,

i) there has been a significant diminution in the nature or scope of my authority, duties or responsibilities in effect immediately prior to the Change in Control; or

ii) there has been a reduction in my annual base salary in effect immediately prior to the Change in Control or an adverse change in my total compensation such that said compensation and benefits in the aggregate are 10% below my aggregate compensation and benefits in effect immediately prior to the Change in Control, excluding variances for bonuses; or

iii) the principal place of my employment is relocated to a place that is more than 25 miles from the principal place of my employment immediately prior to the Change in Control or I am required to be away from my office in the course of discharging my duties and responsibilities 25% more than was required prior to the Change in Control.

(3)	409A Issues.

(a)	To the extent this Agreement provides for payments subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the parties intend all such payments to comply with the requirements of such section and this Agreement shall be operated and administered to effectuate that intent.

(b)

I understand that notwithstanding any other provision of this Agreement, no payments shall be made and no benefits shall be provided under this Agreement as a result of my termination of employment unless I have a “separation from service” within the meaning of Section 409A in connection with such termination of employment, and the parties acknowledge and agree that a “separation from service” may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and the benefits otherwise to be provided at a termination of employment shall only be made or provided at the time of the related “separation from service”. Furthermore, if I am a “specified employee” (as determined under Section 409A), then the parties acknowledge and agree that all or any part of any payment to be made or benefit to be provided to me during the six (6) month period which starts on the date I have a “separation from service” (other than by reason of the Executive’s death) shall be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes six (6) months and one (1) day after the date of my “separation from service” if the Company acting in good faith determines that making such payment or providing such benefit during such six (6) month period would put me at risk for any taxes or penalties under Section 409A.

(c)	With respect to items eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.

(d)	The parties intend that each installment of payments and benefits provided under this Agreement shall be treated as a separate identified payment for purposes of Section 409A and that neither the Company nor I shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that I would be subject to any tax under Section 409A.

(e)	I understand and agree that nothing in this Agreement shall be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement.

4. Miscellaneous Provisions.

4.1. Representation. I represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I understand that any disclosure to the Company of any proprietary information obtained prior to my employment by the Company may subject me to criminal penalties under the Economic Espionage Act of 1996. I have not entered into, and I shall not enter into, any agreement either written or oral in conflict with this Agreement.

4.2. Severability. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

4.3. Modification/Waiver. Any amendment to or modification of this Agreement, or any waiver of any provisions hereof, shall be in writing and signed by the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof

4.4. Survival of Obligations. This Agreement shall be effective as of the date entered above. My and the Company’s obligations under this Agreement shall survive the termination of my employment in accordance with their terms regardless of the manner of such termination and shall be binding upon my and the Company’s successors, assigns, heirs, executors, administrators and legal representatives.

4.5. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

4.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflict of laws of such state. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Georgia and shall only be commenced and maintained in any court in Gwinnett County, Georgia or federal court located in the Northern District of such state, and I and the Company hereby submit to the jurisdiction and venue of such courts.

4.7. Entire Agreement. I understand that this Agreement is the entire understanding and agreement between the parties with respect to the matters addressed herein and that it supersedes all other agreements and understandings, oral or written, between me and the Company.

4.8. Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, or sent by any express mail service, postage or fees prepaid at the following addresses:

Employer:

FleetCor Technologies, Inc.

655 Engineering Drive, Suite 300

Norcross, Georgia 30092

Attention: Chairman of the Board of Directors

Employee:

Ronald F. Clarke

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date first above written.

/s/ Ronald F. Clarke
Ronald F. Clarke

FLEETCOR TECHNOLOGIES, INC.

BY:	/s/ Bruce R. Evans

TITLE:	Director

EXHIBIT A

COUNTRIES

Austria

Belarus

Belgium

Canada

Czech Republic

Estonia

France

Germany

Ireland

Latvia

Liechtenstein

Lithuania

Luxembourg

Monaco

Netherlands

Pakistan

Peoples Republic of China

Poland

Russian Federation

Slovakia

South Africa

Switzerland

Ukraine

United Kingdom

STATES

Alabama

Alaska

Arizona

Arkansas

California

Colorado

Connecticut

Delaware

District of Columbia

Florida

Georgia

Hawaii

Idaho

Illinois

Indiana

Iowa

Kansas

Kentucky

Louisiana

Maine

Maryland

Massachusetts

Michigan

Minnesota

Mississippi

Missouri

Montana

Nebraska

Nevada

New Hampshire

New Jersey

New Mexico

New York

North Carolina

North Dakota

Ohio

Oklahoma

Oregon

Pennsylvania

Rhode Island

South Carolina

South Dakota

Tennessee

Texas

Utah

Vermont

Virginia

Washington

West Virginia

Wisconsin

Wyoming

EXHIBIT B

DEFINITIONS

The term “Company” shall include Fleetcor Technologies, Inc. and any of its subsidiaries, divisions, or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

The term “Company Documentation” shall mean notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs.

The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection).